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Exhibit 99.9

                   Letter to the SEC regarding representations
                           made by Arthur Andersen LLP


June 7, 2002



Securities and Exchange Commission
Washington, DC



     Arthur Andersen LLP has represented to Environmental Elements Corporation that its audit was subject to Andersen's quality control system for the U.S. accounting and auditing practice to provide reasonable assurance that the engagement was conducted in compliance with professional standards and that there was appropriate continuity of Andersen personnel working on the audit, availability of national office consultation and availability of personnel at foreign affiliates of Andersen to conduct the relevant portions of the audit.



/s/ Lawrence Rychlak
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Lawrence Rychlak
Senior Vice President and Chief Financial Officer